UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

Reed’s Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 South Spring Street, Los Angeles, California 90061

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (310) 217-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Reed’s, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 12, 2015 Dan Miles was hired as Chief Financial Officer of Reed’s Inc., a Delaware corporation (“Reed’s” or the “Company”), effective immediately.

Dan Miles, 59, is a licensed CPA in the State of California who started with Ernst & Young and progressed through financial managerial roles within the beverage industry and other local business enterprises. Dan managed the financial sector for Coors’ largest distributor that grew 250% in 8 years via acquisitions of companies, brands and through organic growth. Dan and Mark Beaton, Reed’s Chief Operating Officer, previously worked together at the Pepsi Bottling Group on projects that included the expansion of existing facilities and the extension of new production sites. In the last five years Dan has held the position of interim Chief Financial Officer for the Port of Long Beach, Director of Finance for the Central Basin Municipal Water District and multiple other executive level consulting assignments.

Dan Miles will begin serving in the role of Chief Financial Officer on Tuesday May 12, 2015. Larry Tomsic will remain with the Company through the end of May 2015 to assist with the transition of Dan Miles into his new role.

Mr. Miles has not previously worked with Reed’s. There are no family relationships between Mr. Miles and any director or other executive officer of the Company. Other than a base annual salary of $175,000 and 100,000 stock options priced at $5.94, there are no material plans, contracts or arrangement, compensatory or otherwise, between Reed’s and Mr. Miles. The options vest as follows: 33,333 options vest immediately, 33,333 vest May 12, 2016; and 33,334 options vest May 12, 2017. The options expire May 12, 2020. There are no arrangements or understandings between Mr. Miles and any person pursuant to which he was selected as Chief Operating Officer. Other than the relationship described herein, there is no currently proposed transaction in which the Reed’s was, is or will be a participant and in which Mr. Miles had, has or will have a direct or indirect material interest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: May 12, 2015	By:	/s/ Christopher J. Reed
Christopher J. Reed,
Chief Executive Officer